POULTON & YORDAN
                           ATTORNEYS AT LAW
                    4 TRIAD CENTER, SUITE 500-A
                    SALT LAKE CITY, UTAH 84180




                              January 6, 1997



Board of Directors
Wild Wings, Inc.
899 Artistic Circle
Springville, Utah  84663

     RE:  Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to a Nevada corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission on January 6, 1997 pertaining to 400,000 shares of the Company's common stock, par value $.001 (the "Shares") being registered in connection with the Company's "Wild Wings, Inc. 1995 Stock Option Plan", (the "Plan").

     We have reviewed the Articles of Incorporation and Bylaws of the Company, resolutions of the board of directors and shareholders of the Company, the Registration Statement, the Plan and such other documents as we have deemed appropriate. As to factual matters we have relied upon a certificate supplied to us by an officer of the Company. In rendering the opinion expressed herein, we have assumed, without investigation, the validity of all documents and the accuracy of all information supplied to us by the Company.

     Based upon the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement, when the Registration Statement becomes effective and the Shares are issued and paid for in accordance with the Plan, will have been duly authorized and will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under "Legal Matters" in the Prospectus contained in the Registration Statement.

                              Very truly yours,
                              POULTON & YORDAN


                              /s/ Cletha A. Walstrand